Exhibit 99.1
United States District Court
District of Nevada
Notice of Electronic Filing

The following transaction was entered on 10/14/2022 at 12:59:37 PM PDT and filed on 10/14/2022

Case Name:	Rimini Street, Inc. v. Oracle International Corporation
Case Number:	2:14-cv-01699-MMD-DJA
Filer:
Document Number:	1416 (No document attached)

Docket Text:

MINUTES OF PROCEEDINGS - Status Conference held on 10/14/2022 before Chief Judge Miranda M. Du. Crtrm Administrator: Peggie Vannozzi; Pla Counsel: Benjamin Smith, James Maroulis, Jessica Phillips, Karen Dunn, Linsay Shinn, Sharon Smith, William Isaacson, Zachary Hill and Richard Pocker; Def Counsel: Casey McCracken, Stephen Whittaker, W. West Allen, Eric Vandevelde, Jeffrey thomas, Samuel Liversidge, Illissa Samplin; Court Reporter: Amber McClane; Time of Hearing: 10:07 AM - 10:23 AM; Courtroom: 4B;

The Court has reviewed ECF Nos. [1409], [1411] and [1413]. Mr. Isaacson confirms that Oracle will with withdraw monetary claims and proceed with a bench trial. Mr. Thomas asks that a stipulation and order be drawn up to dismiss those claims referenced by Mr. Isaacson. Mr. Isaacson and Mr. Thomas confirm that the parties have agreed to try the case before the Court. The Court will direct the jury coordinator to cease working on summonses for this case.

The Court, Mr. Isaacson and Mr. Thomas discuss the recent changes. Good cause appearing, the Trial set for 11/2/2022 at 9:00 AM is reset to 11/29/2022 at 09:00 AM in Courtroom to be determined before Chief Judge Miranda M. Du. The Court will issue its order regarding bench trials, which will advise counsel or trial related deadlines and submissions.

Mr. Thomas suggests that each side have 20 hours to present evidence. Mr. Isaacson would like to have 25 hours per side. The Court directs them to meet and confer.

The Court notes that some of the motions in limine may either be moot or irrelevant in light of the conversion of this trial from jury to bench trial. The Court directs the parties to file a status report (which may be joint) indicating which motions are moot or irrelevant by 10/18/2022. The stipulation to dismiss certain claims is due by 10/21/2022.

(no image attached) (Copies have been distributed pursuant to the NEF - PAV) Modified on 10/14/2022 (PAV). (Re-Nefed)

[The names and email addresses of the persons to which the Notice was electronically distributed have been redacted]